Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 333-134206 on Form S-3, and in Registration Statement No. 333-46161 on Form S-8 of our report dated February 27, 2008 (November 25, 2008 as to the effects of the adoption of FASB Staff Position No. 39-1) relating to the financial statements and financial statement schedules of Arizona Public Service Company and the effectiveness of Arizona Public Service Company’s internal control over financial reporting (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company’s adoption of Statement of Financial Accounting Standards No. 158 and the adoption of FASB Staff Position No. 39-1) appearing in this Current Report on Form 8-K of Arizona Public Service Company.
Phoenix, Arizona
November 25, 2008
/s/ Deloitte & Touche LLP
Deloitte & Touche LLP